Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter 2015 Financial Results

Second Quarter 2015 Sales Increased 12.5% to $97.2 Million

Company Raises Fiscal 2015 Guidance

SCOTTS VALLEY, California - August 5, 2015 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the second quarter and six months ended June 30, 2015.

Second Quarter Fiscal 2015 Highlights

•	Sales increased 12.5% to $97.2 million compared to $86.4 million in the same period last fiscal year

•	Gross margin decreased 50 basis points to 30.7% compared to 31.2% in the same period last fiscal year

•	Net income was $6.8 million, or $0.18 per diluted share, compared to $11.6 million, or $0.31 per diluted share in the same period last fiscal year

•	Non-GAAP adjusted net income was $9.8 million, or $0.26 adjusted earnings per diluted share, which is in line with the same period last fiscal year

•	Adjusted EBITDA was $17.3 million compared to $16.6 million in the same period last fiscal year

“We are pleased with our second quarter revenue performance,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Our sales were driven by strong growth in bike products benefiting from both the inclusion of our acquisition and positive industry response to our model year 2016 products. Going forward, our team remains committed to product innovation, ongoing operational improvements, and leveraging the investments that we’ve made in our business to further increase sales and profitability.”
Sales for the second quarter of fiscal 2015 were $97.2 million, an increase of 12.5% as compared to sales of $86.4 million in the second quarter of fiscal 2014. The increase reflects a 23.9% increase in sales of bike products, partially offset by a 3.0% decline in sales of powered vehicle products. The increase in bike product sales was primarily due to the inclusion of Race Face/Easton Cycling, as well as a return to growth in the Company’s legacy FOX mountain bike products. The decrease in powered vehicles was largely due to the temporary production hiatus of the Ford Raptor program, partially offset by higher sales to other OEMs.
Gross margin was 30.7% for the second quarter of fiscal 2015, a 50 basis point decrease from gross margin of 31.2% in the second quarter of fiscal 2014. The decrease was primarily attributable to changes in product and customer mix as well as supply chain and production inefficiencies associated with the logistics of accelerating the ramp up of bike rear shock production in Taiwan and the subsequent reconfiguration of the Company’s Watsonville, California facility. Margins were also impacted by the Company making additional infrastructure investments in its El Cajon, California facility to increase the Company’s production capacity to meet anticipated powered vehicle product demand, including the anticipated resumption of Ford Raptor shock production in late 2016. The Company remains confident with its long-term margin improvement goals. Although the Company experienced gross margin challenges in the first half of the year, it anticipates that gross margins will improve slightly in the back half of the year as compared to the last six months of fiscal 2014.

Total operating expenses were $19.3 million for the second quarter of fiscal 2015 compared to $15.2 million in the second quarter of the prior fiscal year. The increase in operating expenses was primarily due to the inclusion of Race Face/Easton Cycling's operating expenses within the Company’s consolidated results. As a percentage of sales, operating expenses increased from 17.5% in the second quarter of fiscal 2014 to 19.9% for the second quarter of fiscal 2015, primarily due to acquisition related compensation expense associated with Race Face/Easton Cycling, with no corresponding expense in the second quarter of fiscal 2014.
Operating income was $10.5 million for the second quarter of fiscal 2015, compared to operating income of $11.7 million in the second quarter of fiscal 2014.
Net income in the second quarter of fiscal 2015 was $6.8 million, compared to $11.6 million in the second quarter of the prior fiscal year. The results for the three months ended June 30, 2014 reflect a one-time tax benefit, net of cost, of $3.7 million with no corresponding benefit in 2015. Earnings per diluted share for the second quarter of fiscal 2015 was $0.18, compared to $0.31 in the second quarter of fiscal 2014.
Operating income and net income were both negatively impacted in the second quarter of fiscal 2015 by the acquisition related compensation expenses, discussed above. Non-GAAP adjusted net income of $9.8 million and non-GAAP adjusted earnings per diluted share of $0.26 in the second quarter of fiscal 2015 were both unchanged as compared to the second quarter of the prior fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the second quarter of fiscal 2015 was $17.3 million, compared to $16.6 million in the second quarter of fiscal 2014. Adjusted EBITDA margin in the second quarter of fiscal 2015 was 17.8%, compared to 19.2% in the second quarter of fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Six Months Fiscal Year 2015 Results
Sales for the six months ended June 30, 2015, were $165.0 million, an increase of 15.8% compared to the same period in 2014. Sales of powered vehicle and mountain bike products increased 14.7% and 16.7%, respectively, for the first six months of 2015 compared to the prior year period.
Gross margin was 29.5% in the first six months of fiscal 2015, a 140 basis point decrease, compared to gross margin of 30.9% in the first six months of fiscal 2014. The year-to-date gross margin was negatively impacted by the West Coast ports slowdown, which occurred earlier in the year.
Net income in the first six months of fiscal 2015 was $7.5 million, compared to $14.5 million in the first six months of the prior year. Earnings per diluted share for the first six months of fiscal 2015 was $0.20, compared to $0.38 in the same period of fiscal 2014. Net income in the first six months of fiscal 2015 was negatively impacted by the previously disclosed acquisition related compensation expenses as well as by the West Coast ports slowdown. Non-GAAP adjusted net income of $14.2 million and non-GAAP adjusted earnings per diluted share of $0.38 in the first six months of fiscal 2015 was unchanged as compared to the first six months of the prior fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 5.6% to $26.7 million in the first six months of fiscal 2015, compared to $25.3 million in the first six months of fiscal 2014. Adjusted EBITDA margin in the first six months of fiscal 2015 was 16.2%, compared to 17.7% in the first six months of fiscal 2014. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of June 30, 2015, the Company had cash and cash equivalents of $6.2 million. Total debt was $68.6 million, compared to $50.0 million as of December 31, 2014. The increase in debt was due to financing of seasonal working capital needs and the initial Sport Truck earn-out payment. Inventory was $78.8 million as of June 30, 2015, compared to $59.2 million as of December 31, 2014. As of June 30, 2015, accounts receivable and accounts payable were $51.7 million and $44.3 million, respectively, compared to December 31, 2014 balances of $39.2 million and $30.4 million, respectively. Contingent consideration liability decreased to $13.5 million at June 30, 2015, compared to $21.3 million at December 31, 2014 due to the initial Sport Truck earn-out payment. The increase in accounts receivable was primarily due to higher sales in the second quarter. The increase in inventory and corresponding increase in accounts payable was due to preparation for the third quarter which has historically been the Company’s peak sales season.

Fiscal 2015 Guidance
For the third quarter of fiscal 2015, the Company expects sales in the range of $103 million to $108 million and non-GAAP adjusted earnings per diluted share in the range of $0.33 to $0.37.
For the fiscal year 2015, the Company has raised its outlook. The Company now expects sales in the range of $347 million to $363 million and non-GAAP adjusted earnings per diluted share in the range of $0.91 to $1.00 based on approximately 38 million weighted average diluted shares outstanding. This compares to the Company’s previous outlook of sales in the range of $333 million to $357 million and non-GAAP adjusted earnings per diluted share in the range of $0.88 to $1.00.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, certain acquisition related adjustments and expenses, contingent consideration valuation adjustment, and offering expenses.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13614914. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, costs of its secondary and shelf offerings, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,188	$4,212
Accounts receivable (net of allowances of $379 and $348 at June 30, 2015 and December 31, 2014, respectively)	51,676	39,221
Inventory	78,808	59,191
Prepaids and other current assets	10,304	6,257
Deferred tax assets	7,344	4,298
Total current assets	154,320	113,179
Property, plant and equipment, net	22,436	19,759
Goodwill	59,181	58,745
Intangibles, net	61,425	65,184
Other assets	1,231	1,570
Total assets	$298,593	$258,437
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,267	$30,371
Accrued expenses	20,055	12,128
Liability reserve for uncertain tax positions	9,287	7,785
Current portion of long-term debt	2,837	2,837
Current portion of contingent consideration	7,150	7,704
Total current liabilities	83,596	60,825
Line of credit	20,000	—
Long-term debt, less current portion	45,744	47,163
Deferred rent	726	681
Deferred tax liabilities	7,152	7,414
Contingent consideration, less current portion	6,300	13,548
Total liabilities	163,518	129,631

Stockholders’ equity
Preferred stock, $0.001 par value—10,000 authorized and no shares issued or outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value—90,000 authorized; 37,258 shares issued and 36,952 outstanding as of June 30, 2015; 37,117 shares issued and 37,078 outstanding as of December 31, 2014	37	37
Additional paid-in capital	95,804	97,006
Accumulated other comprehensive loss	(468)	(406)
Retained earnings	39,702	32,169
Total stockholders’ equity	135,075	128,806
Total liabilities and stockholders’ equity	$298,593	$258,437

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Sales	$97,171	$86,374	$164,959	$142,482
Cost of sales	67,303	59,421	116,308	98,512
Gross profit	29,868	26,953	48,651	43,970
Operating expenses:
Sales and marketing	6,140	5,118	11,437	8,962
Research and development	4,158	3,625	7,560	6,760
General and administrative	4,855	4,678	9,496	8,608
Amortization of purchased intangibles	1,839	1,674	3,679	3,035
Fair value adjustment of contingent consideration and acquisition related compensation	2,339	122	4,403	122
Total operating expenses	19,331	15,217	36,575	27,487
Income from operations	10,537	11,736	12,076	16,483
Other expense, net:
Interest expense	414	321	744	431
Other expense (income), net	2	(125)	(13)	(157)
Other expense, net	416	196	731	274
Income before income taxes	10,121	11,540	11,345	16,209
Provision (benefit) for income taxes	3,358	(41)	3,812	1,687
Net income	$6,763	$11,581	$7,533	$14,522
Earnings per share:
Basic	$0.18	$0.32	$0.20	$0.40
Diluted	$0.18	$0.31	$0.20	$0.38
Weighted average shares used to compute earnings per share:
Basic	36,921	36,648	36,986	36,534
Diluted	37,827	37,812	37,883	37,734

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and six months ended June 30, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net income	$6,763	$11,581	$7,533	$14,522
Amortization of purchased intangibles	1,839	1,674	3,679	3,035
Fair value adjustment of contingent consideration and acquisition related compensation (1)	2,339	122	4,403	122
Other acquisition and integration related expenses (2)	144	571	1,770	1,596
Offering expense (3)	—	400	225	400
Tax impacts of reconciling items above (4)	(1,251)	(913)	(3,386)	(1,796)
One-time tax benefit net of cost	—	(3,656)	—	(3,656)
Non-GAAP adjusted net income	$9,834	$9,779	$14,224	$14,223

Non-GAAP adjusted EPS
Basic	$0.27	$0.27	$0.38	$0.39
Diluted	$0.26	$0.26	$0.38	$0.38

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,921	36,648	36,986	36,534
Diluted	37,827	37,812	37,883	37,734

(1) Represents $2,339 and 4,351 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and six months ended June 30, 2015, respectively, and $0 and $52 for the three and six months ended June 30, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(2) Represents various acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $144 and $686 for the three and six months ended June 30, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in the Race Face/Easton Cycling acquisition of $0 and $1,084 for the three and six months ended June 30, 2015, respectively.
(3) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(4) Tax impacts were calculated based on the respective year to date effective tax rates.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and six months ended June 30, 2015 and 2014. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net income	$6,763	$11,581	$7,533	$14,522
Depreciation and amortization	2,922	2,497	5,789	4,535
Stock based compensation (1)	1,360	1,101	2,412	1,922
Fair value adjustment of contingent consideration and acquisition related compensation (2)	2,339	122	4,403	122
Other acquisition and integration related expenses (3)	144	571	1,770	1,596
Offering expense (4)	—	400	225	400
Provision for income taxes	3,358	(41)	3,812	1,687
Cost associated with one-time tax benefit	—	192	—	192
Other expense, net (5)	416	196	731	274
Adjusted EBITDA	$17,302	$16,619	$26,675	$25,250

(1) Represents non-cash, stock based compensation.
(2) Represents $2,339 and 4,351 of amortization or accrual of a portion of the acquisitions’ purchase price classified as compensation expense for the three and six months ended June 30, 2015, respectively, and $0 and $52 for the three and six months ended June 30, 2015, respectively, related to the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance, current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(3) Represents various acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $144 and $686 for the three and six months ended June 30, 2015, respectively, and the impact of the finished goods inventory valuation adjustment recorded in the Race Face/Easton Cycling acquisition of $0 and $1,084 for the three and six months ended June 30, 2015, respectively.
(4) Represents costs and expenses incurred related to the shelf registration statement filed in March 2015.
(5) Other expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, and other miscellaneous items.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$17,302	$16,619	$26,675	$25,250
Divided by sales	97,171	86,374	164,959	142,482
Adjusted EBITDA margin	17.8%	19.2%	16.2%	17.7%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to incorporate Sport Truck and Race Face/Easton into its current business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com